AMENDMENT

TO

RESTRUCTURING AGREEMENT

BY AND AMONG

IFCO SYSTEMS N.V.,

SCHOELLER LOGISTIC TECHNOLOGIES HOLDING GMBH,

SCHOELLER LOGISTIC SYSTEMS GMBH

AND

THE CONSENTING NOTEHOLDERS SIGNATORIES HERETO

Dated as of 31 December 2002

AMENDMENT TO RESTRUCTURING AGREEMENT

THIS AMENDMENT TO RESTRUCTURING AGREEMENT, dated as of 31 December 2002 (this “Amendment”), among IFCO SYSTEMS N.V., a Netherlands public company (the “Company”), SCHOELLER LOGISTIC TECHNOLOGIES HOLDING GMBH, a German limited liability company (“SLT”), SCHOELLER LOGISTIC SYSTEMS GMBH, a German limited liability company (“SLS”), and the Consenting Noteholders signatory hereto who are also members of the Ad Hoc Committee (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company, SLT, SLS and the Consenting Noteholders entered into that certain Restructuring Agreement dated 18 September 2002 (the “Restructuring Agreement”; capitalized terms used in this Amendment and not defined shall have the meanings ascribed to them in the Restructuring Agreement) providing for, among other things, the Restructuring of the Company;

WHEREAS, the Company, SLT, SLS and the Consenting Noteholders have agreed to clarify the terms of the Restructuring and to amend the Restructuring Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual (as the case may be) covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.    Amendments to the Restructuring Agreement.    Upon the terms and conditions set forth herein, the parties hereto hereby agree to amend the Restructuring Agreement pursuant to Section 9.8 of the Restructuring Agreement as set forth on Schedule A hereto. For the avoidance of doubt, by Section 7.7(a) of the Restructuring Agreement, the Ad Hoc Committee was irrevocably and unconditionally designated by each of the Consenting Noteholders (other than Consenting Noteholders themselves Ad Hoc Committee members) as their representatives and to act for and represent the Consenting Noteholders with respect to all matters arising out of, or related to, the Restructuring Agreement.

2.    Validity of the Restructuring Agreement.    Except as amended hereby, the Restructuring Agreement remains in full force and effect in accordance with its terms.

3.    Further Assurances.    Each of the parties hereto agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Amendment and the consummation of the transactions contemplated hereby.

4.    Entire Amendment.    This Amendment and the Restructuring Agreement (including the schedules hereto and thereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof.

5.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED IN SUCH STATE.

6.    Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

7.    Severability.    If any provision of this Amendment is invalid or unenforceable, the balance of this Amendment shall remain in effect.

8.    Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.    Incorporation of Schedules.    The Schedules identified in this Amendment are incorporated herein by reference and made a part hereof.

10.    Counterparts; Facsimile Signatures.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[AMENDMENT TO RESTRUCTURING AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IFCO SYSTEMS N.V.

By:	/s/ KARL POHLER
Name: Karl Pohler Title: Chief Executive Officer

By:	/s/ WOLFGANG ORGELDINDER
Name: Wolfgang Orgeldinder Title: Chief Operating Officer

[AMENDMENT TO RESTRUCTURING AGREEMENT SIGNATURE PAGE]

SCHOELLER LOGISTIC TECHNOLOGIES HOLDING GMBH

By:	/s/ MARTIN SCHOELLER
Name: Martin Schoeller Title:

SCHOELLER LOGISTIC SYSTEMS GMBH

By:	/s/ CHRISTOPH SCHOELLER /s/ MARTIN SCHOELLER
Name: Christoph Schoeller Martin Schoeller Title:

THE AD HOC COMMITTEE, on behalf of the Consenting Noteholders

By:
on behalf of each of the members of the Ad Hoc Committee Name: Title:

[AMENDMENT TO RESTRUCTURING AGREEMENT SIGNATURE PAGE]

The undersigned hereby authorizes this Amendment to Restructuring Agreement Signature Page (or a photocopy hereof, which shall be valid for all purposes) to be attached to the Amendment to Restructuring Agreement dated as of 31 December 2002, or counterparts thereof.

Print name of Consenting Noteholder	Signature of Consenting Noteholder, if an individual
Record Address of Consenting Noteholder City, State and Postal Code Country	By: If an entity, signature of authorized person signing on such Consenting Noteholder’s behalf Name: Print name of authorized person Title: Title of authorized person

SCHEDULE A TO THE

AMENDMENT TO RESTRUCTURING AGREEMENT SIGNATURE PAGE

1.	Section 2.1(l) of the Restructuring Agreement shall be deleted in its entirety and replaced with:

“(l)        take such steps as may be reasonably required to effect a listing of the Restructuring Shares and the Exchange Warrants on the Frankfurt Stock Exchange as soon as practicable following the Effective Date, but in any event no later than 4 p.m. London time on Friday 17 January 2003, or such later time and date as a majority of Consenting Noteholders who formerly constituted the Ad Hoc Committee until the Effective Date, or their counsel, so determine;”

2.	A new Section 2.1(n) of the Restructuring Agreement shall be inserted following Section 2.1(m), to read in its entirety as follows:

“take such steps as may be reasonably required to procure that Ernst & Young deliver to the Company, by no later than 4 p.m. London time on Friday 17 January 2003, one or more written opinions, reasonably satisfactory to the majority of Consenting Noteholders who formerly constituted the Ad Hoc Committee prior to the Effective Date, or their counsel, confirming the absence of any material adverse tax consequences for the IFCO Group arising from the Restructuring, whether as a result of the issue or exercise of the Exchange Warrants or otherwise.”

3.	Sections 3.1(a) and (b) of the Restructuring Agreement shall be deleted in their entirety and replaced with:

“(a)        the Senior Bank Creditors, prior to completion of the Restructuring Steps, (i) not taking any action to accelerate any claim for payment under the Senior Bank Credit Facility and (ii) having executed (A) the Third Amended and Restated Credit Agreement, whereby the Senior Lenders agree pursuant to the terms thereof and the Credit Agreement Closing Letter to reinstate the Company’s borrowings under the Senior Bank Credit Facility and (B) a Credit Agreement Closing Letter with the Company, in each of (A) and (B) above, which Credit Agreement Closing Letter and Third Amended and Restated Credit Agreement shall be satisfactory to the Ad Hoc Committee;”

“(b)        commencement and successful implementation of the Restructuring Steps, including the delivery of duly authorized, fully paid and non-assessable Restructuring Shares against delivery of Notes for cancellation;”

4.	The following proviso shall be added at the end of Section 4.1(c) of the Restructuring Agreement:

“; provided, that

(i)        the claims against the Company, in respect of the Notes of the Consenting Noteholders that have tendered such Notes as of the Effective Date, shall be discharged but for that portion of such claims that in the aggregate equals the nominal value of the Restructuring Shares not issued on the Effective Date, and such portion shall remain undischarged until the last Private Subscription by Consenting Noteholders has been completed, which shall in any event be no later than seventy (70) days after the Effective Date; and

(ii)        the claims against the Company, in respect of the Notes of the Consenting Noteholders that have not tendered such Notes as of the Effective Date, shall not be discharged as of the Effective Date, but shall remain undischarged until the last Private Subscription by Consenting Noteholders has been completed, which shall in any event be no later than seventy (70) days after the Effective Date.”

5.	The following exception shall be added at the end of Section 4.12 of the Restructuring Agreement:

“(except as otherwise expressly contemplated in Section 4.1(c) hereof).”

6.	Section 8.2 of the Restructuring Agreement shall be re-labeled Section 8.2(a) and cross references to the existing 8.2 elsewhere in the Restructuring Agreement shall be amended accordingly. A new Section 8.2(b) of the Restructuring Agreement shall be inserted following Section 8.2(a), to read in its entirety as follows:

“In the event that (A) the Notes have been cancelled against issuance of Restructuring Shares, and the Restructuring Shares have not been admitted to listing for trading on the Frankfurt Stock Exchange by 4 p.m. London time on Friday 17 January 2003, or (B) the Conditions to Effectiveness (as defined in the Credit Agreement Closing Letter) of the Third Amended and Restated Credit Agreement shall not have been met, either because the conditions precedent specified in clause 2 of the Credit Agreement Closing Letter have not been satisfied, or an event of default set forth in clause 3 and 4 of the Credit Agreement Closing Letter has occurred, then failing further agreement among the Company, SLS, SLT and a majority of Consenting Noteholders who formerly constituted the Ad Hoc Committee until the Effective Date, the rights of the parties hereto shall be returned to the same as prior to their entering into this Amendment to the Restructuring Agreement, despite one or more of the Restructuring Steps having been completed and/or the Private Subscription Steps having been completed, in whole or in part. For the avoidance of doubt, if required to effect the rescission described in the preceding sentence, the Company shall issue, and cause each of its Subsidiaries that are guarantors of the existing Notes to guarantee, a new series of notes, in an aggregate principal amount equal to the sum of the aggregate principal amount of Notes actually tendered by the Consenting Noteholders on the Effective Date pursuant to the terms and conditions of this Agreement, and all accrued but unpaid interest on such Notes (as if never cancelled) through the date of issuance of the new notes, against the cancellation of the issued and outstanding Restructuring Shares or any other method as may be agreed to by the parties hereto in order to restore the parties to the positions they were in prior to the Effective Date. In such event, holders of the new notes shall have such rights under the new indenture relating thereto with respect to any Default (as defined in the Indenture for the existing Notes) that may have occurred at any time following the Effective Date which has not been waived or otherwise cured.”

7.	The definition of “Termination Date” in Section 9.1(a) shall be deleted in its entirety and replaced with:

““Termination Date” shall mean (i) either (x) 17 January 2003, if the Restructuring is implemented other than by means of the Proceedings Steps, or (y) 30 June 2003, if the Restructuring is implemented by means of the Proceedings Steps, or in either case, such later date as may be selected by the Ad Hoc Committee, acting reasonably; or (ii) the date upon which this Agreement is terminated in accordance with its terms, whichever date is earlier.”

8.	The following new definitions shall be inserted in Section 9.1(a) (where alphabetically appropriate):

““Credit Agreement Closing Letter” shall mean the letter dated 20 December 2002 relating to the completion of closing conditions to the Third Amended and Restated Credit Agreement among IFCO Systems N.V., IFCO Systems North America, Inc., Bank One N.A. as Administrative Agent, and the several lenders party thereto, the terms of which shall be satisfactory to the Ad Hoc Committee.”

““Third Amended and Restated Credit Agreement” shall mean the agreement containing the third amendment to the Senior Bank Credit Facility among IFCO Systems N.V., IFCO Systems North America, Inc. as Borrower, Bank One NA, as Administrative Agent, and the several lenders party thereto, the terms of which shall be satisfactory to the Ad Hoc Committee.

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